ROSENTHAL & ROSENTHAL, INC.

1370 Broadway
New York, NY 10018

March 25, 2014

Zoom Telephonics, Inc.
207 South Street
Boston, MA 02111

Ladies and Gentlemen:

Reference is made to the Financing Agreement entered into between us dated December 18, 2012, as amended and/or supplemented (the "Financing Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Financing Agreement.

This will confirm that, effective January 1, 2013, the Financing Agreement is hereby amended as follows:

(a) Section 1.8 is amended and restated in its entirety so as to read as follows:

"1.8 **"Current Assets"** shall mean at a particular date, all assets classified as current in accordance with GAAP, provided however, that such amounts shall not include any amounts for any indebtedness owing by any Affiliate to Borrower.

(b) Section 1.23 is amended and restated in its entirety so as to read as follows:

"1.23 **"Maximum Credit Facility"** shall mean $1,250,000."

(c) Section 6.10 is amended and restated in its entirety so as to read as follows:

"6.10 Borrower shall, until payment in full of all Obligations to Lender and termination of this Agreement, cause to be maintained at the end of each of its fiscal quarters, Tangible Net Worth in an amount not less than $2,000,000 and Working Capital of not less than $1,750,000."

Except as hereinabove specifically set forth, all of the terms and conditions of the Financing Agreement shall remain in full force and effect and shall continue unmodified.

Very truly yours,

ROSENTHAL & ROSENTHAL, INC.

By: ______________________
Thomas D. Lauria, Senior Vice President

Agreed:

ZOOM TELEPHONICS, INC.

By: ______________________
Frank Manning, President and CEO